TRADING SYMBOLS:	April 1, 2008
In the U. S.: OTCBB: UGTH and in Canada: TSX: GTH

U.S. GEOTHERMAL TO ACQUIRE PRODUCING GEOTHERMAL
POWER PLANT AND OVER 28,000 ACRES OF ENERGY RIGHTS IN
NEVADA

BOISE, Idaho – April 1, 2008 (OTCBB: UGTH, TSX: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a renewable energy company focused on the production of electricity from geothermal energy, announced that it entered into an agreement with Michael B. Stewart individually and Empire Geothermal Power LLC (“Empire”) (together “Seller”), to acquire a 3.6-megawatt operating geothermal power plant and approximately 28,358 acres (44.3 square miles) of geothermal energy leases and certain ground water rights all located north of Reno Nevada. The power plant is comprised of four binary cycle units, a wet cooling tower and nine geothermal wells developed in a proven geothermal reservoir.

“This acquisition will provide us with our second operating power plant and another proven geothermal reservoir. Based on our experience at Raft River, we believe that a new plant would utilize the existing well production more efficiently and could produce up to 10 megawatts,” said Daniel Kunz, President and CEO of U.S. Geothermal Inc. “These 44.3 square miles of geothermal leases are located along thermal geologic structures and are close to the California electricity market,” Kunz added.

The asset purchase transaction (the “Transaction”) will be completed in two closings. The first closing occurs today along with the transfer of approximately 18,000 acres of undeveloped U.S. Bureau of Land Management (“BLM”) geothermal leases and certain ground water rights. The second closing will transfer the existing geothermal power plant and the balance of the geothermal leases which are the ones associated with the power plant and include private and BLM leases. The total Transaction purchase price is US$16.62 million. A US$11.3 million payment was made today and an additional payment of US$5.32 million is payable at the second closing. U.S. Geothermal may require additional financing to complete the second closing. If U.S. Geothermal is without sufficient funds to complete the second closing within 30 days then the payment will be subject to interest rate adjustments. If the second closing does not occur before January 1, 2009 that portion of the Transaction will, subject to prior negotiations, terminate. At the second closing, an existing third party project loan that currently is secured by the power plant and its associated geothermal leases will be paid in full. The balance of the Seller’s funds from the second closing payment, together with additional non-Transaction related Seller assets, will be held in escrow as collateral for indemnification of U.S. Geothermal against an existing claim and any future claims by third parties against the Transaction assets.

In connection with this Transaction, U.S. Geothermal has also negotiated to reduce an existing third party royalty from 12.5% to 1.75% of the gross power plant revenue associated with the existing production wells under a primary geothermal lease. The royalty rate reduction applies to the existing 3.6-megawatt power plant and any future development on the private lease. In exchange U.S. Geothermal has agreed to issue 290,000 shares of its common stock to the lessor, subject to TSX approval.

The Transaction assets are comprised of two locations: the San Emidio assets and the Granite Creek assets. The San Emidio assets are located in the San Emidio Desert, Washoe County, Nevada and include the geothermal power plant project, approximately 22,944 acres (35.9 square miles) of geothermal leases, and ground water rights used for cooling water. The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser.

The 3.6-megawatt geothermal power plant has been producing power since 1987 with current production delivering approximately 4,000 gallons per minute of 290 F geothermal fluids to the plant. The project sells electricity to Sierra Pacific Power Corp. (“Sierra”) under an existing power purchase agreement that extends through 2017. A March 2008 resource assessment of the San Emidio geothermal leases by independent experts Susan Petty and Dennis Trexler of Black Mountain Technology shows a total resource of 44 megawatts with a 90% probability factor. Based on the known 21-year historical production data from the existing reservoir, it is expected that by drilling a number of new production and injection wells the resource area can be expanded. The geothermal resource is shallow relative to other properties currently held by U.S. Geothermal.

U.S. Geothermal has prepared a preliminary 27-megawatt development plan for the San Emidio geothermal resource area. The US$75 to US$85 million plan calls for the construction of twin binary cycle plants, similar in efficiency to the 13-megawatt plant recently constructed at Raft River Unit I. It is anticipated that the current well field could provide approximately 75% of the geothermal fluid requirement for one replacement plant and an expanded production and injection well field could be drilled to provide the balance of the geothermal fluid for the second plant to make a total 27-megawatt development. Drilling is scheduled to begin in 2008, with commercial operations of the twin plants expected in late 2010 or early 2011 depending on the availability of financing, permitting timetables and transmission issues. An estimated US$10 million transmission upgrade may be required to allow the full electrical output of the project to be delivered to customers. Project transmission studies will be commissioned with Sierra. The buyer of the project’s planned power output has not yet been determined but discussions have been initiated with interested parties and management believes there is significant opportunity to market this power.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company that is operating a geothermal power project at Raft River, Idaho and is exploring the Neal Hot Springs project in eastern Oregon.

Please visit our Website at: www.usgeothermal.com

Forward Looking Statements

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the second closing of the assets, potential energy resources and projects, the potential benefits of the acquisition and performance estimates and development possibilities for Empire and Granite Creek. These statements are based on U.S. Geothermal Inc.'s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including the need for continued cooperation of the Seller, the need to satisfy the conditions precedent to the second closing, the possibility that the second closing many not occur in a timely manner or at all, the possibility that third party claims against the Transaction assets may result in additional costs to U.S.Geothermal, the need for additional financing, the uncertainties as to estimates and assumptions relied upon in the Petty/Trexler report and by management in assessing the potential of the Empire project, and the risks related to the exploration and development of geothermal resources. Readers are also cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management's expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management's expectations, beliefs, or opinions, or other factors, should change.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations	Melinda Keckler – Media Relations
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	mkeckler@peyron.com

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